Exhibit 99.1

Exact Sciences Announces Offering of 1.0% Convertible Senior Notes Due 2025

MADISON, Wis.  June 7, 2018— Exact Sciences Corporation (NASDAQ: EXAS) today announced an underwritten public offering of $150 million aggregate principal amount of its 1.0% convertible senior notes due 2025 (the “Notes”) in a registered public offering. The Company also plans to grant to the underwriters a 30-day option to purchase up to an additional $22.5 million aggregate principal amount of the Notes at the public offering price, less the underwriting discount, plus accrued interest. The Notes issuance is a reopening of, and will be part of the same series as, the $690 million aggregate principal amount of 1.0% Convertible Senior Notes due 2025 issued by the Company on January 17, 2018. The Notes will have the same CUSIP number and will be fully fungible and rank equally in right of payment with the existing 1.0% Convertible Senior Notes.

The Notes will be senior, unsecured obligations of the Company and will bear interest at a rate of 1.0% per annum.  Interest on the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2018. The Notes will be convertible into cash, shares of the Company’s common stock (plus, if applicable, cash in lieu of any fractional share), or a combination thereof, at the Company’s election.  The initial conversion rate will be 13.2569 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $75.43 per share. The Notes will mature on January 15, 2025, unless earlier converted or repurchased in accordance with their terms prior to such date, and may not be redeemed by the Company prior to maturity. Prior to July 15, 2024, the Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, until the close of business on the second scheduled trading day immediately preceding the maturity date. The Company intends to use the net proceeds of this offering for general corporate purposes, including working capital and possible acquisitions.

BofA Merrill Lynch is acting as sole book-running manager for the offering.

An automatically effective shelf registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) on June 6, 2017. The offering will be made only by means of a preliminary prospectus supplement and accompanying prospectus, which have been or will be filed with the SEC. A copy of the preliminary prospectus supplement, when available, and prospectus relating to the offering may be obtained free of charge on the SEC’s website at http://www.sec.gov or by sending a request to BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department (or by e-mail at dg.prospectus_requests@baml.com).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering of these securities will be made only by means of the prospectus and related prospectus supplement.

About Exact Sciences Corporation

Exact Sciences Corporation is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate,” or other comparable terms. Forward-looking statements in this news release may address the following subjects among others: the terms and size of the offering and the use of proceeds from the offering. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company’s most recently filed Annual Report on Form 10-K and the Company’s subsequently filed Quarterly Reports on Form 10-Q. The Company urges you to consider those risks and uncertainties in evaluating the Company’s forward-looking statements. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Megan Jones

Exact Sciences Corporation

meganjones@exactsciences.com

608-535-8815

Source: Exact Sciences Corporation